Exhibit 99.B(d)(60)

Schedule A

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

ING Investment Management Co.

As of November 13, 2003, as amended               2005

SEI INSTITUTIONAL INVESTMENTS TRUST

High Yield Bond Fund

Core Fixed Income Fund

SEI Investments Management Corporation	ING Investment Management Co.

By:	By:

Name:	Name:

Title:	Title:

Schedule B

to the

Sub-Advisory Agreement

between

SEI Investments Management Corporation

and

ING Investment Management Co.

As of November 13, 2003, as amended               2005

Pursuant to Paragraph 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate as follows:

SEI Institutional Investments Trust

High Yield Bond Fund	0.35%
Core Fixed Income Fund	0.12%

Agreed and Accepted:

SEI Investments Management Corporation	ING Investment Management Co.

By:	By:

Name:	Name:

Title:	Title:

2